Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: September 06, 2007

Double Eagle Petroleum Continuing Drilling in Atlantic Rim and in
Huntington Valley, Nevada

IBLA Denies Appellants Request For Interim Stay Of Drilling Activity In Atlantic Rim

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today progress at the Atlantic Rim Project as well as at the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada.

At Atlantic Rim, Double Eagle continues to expect to spend approximately $40 million in 2007, including both its operated drilling in the Catalina Project, which includes the Cow Creek Field, and also including the drilling operated by Anadarko Petroleum at the Sun Dog Unit.

The final Record of Decision of the Atlantic Rim Environmental Impact Study (EIS) was issued by the Bureau of Land Management (BLM) in May 2007. In June, three separate coalitions of conservation groups appealed the BLM’s approval of the EIS and requested a stay of Double Eagle’s and others’ activities pending the IBLA’s (Internal Board of Land Appeals) determination of the appeals. On September 5, 2007, the IBLA issued an Order denying the request for a stay of Double Eagle’s and others’ activity in the Atlantic Rim.

Double Eagle began construction in preparation for drilling in the Catalina Unit on August 6, 2007 and commenced drilling on August 15, 2007. All of the 36 drill sites (33 CBM wells and 3 water injection wells) scheduled for 2007 have been constructed and surface casing has been set. Five wells have been drilled and cased to total depth. Two drill rigs are currently drilling. Perforating and fracture stimulation is scheduled to proceed after approximately five more wells have been cased. Double Eagle will have an approximate 72.8 % working interest in all the wells in the Catalina Unit, including the original 14 Cow Creek wells, upon completion of the 36 new wells in this project. Double Eagle currently plans to drill a total of 268 CBM wells in the Catalina Unit during a five year period. If successful, this would result in approximately 110 net new wells, representing an approximate 41% working interest in each of the wells, to Double Eagle.

Also within the Atlantic Rim, Anadarko expects to drill 69 additional CBM wells and 6 additional water injection wells, in which Double Eagle will have approximately 8.4% working interest, within the Sun Dog Unit. Drilling rigs are expected to begin drilling at Sun Dog on October 1.

In Nevada, V. F. Neuhaus began drilling the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada in August, and on September 5 had reached a depth of 3,563 feet. The well is expected to take 17 days to reach a total depth of 7,000 feet. Currently, Double Eagle has a 70% working interest after the tank battery is set. Double Eagle owns over 182,000 net acres in the Huntington Valley.

Stephen H. Hollis, CEO of Double Eagle commented: “Baker Energy Services, with whom we have contracted to perform operations for us in the Catalina Unit, has done a great job of hitting the ground running. We are working with Baker Energy Services to reduce the time and costs for the Catalina Unit shallow coal bed wells. If the drilling scheduled for Catalina and Sun Dog in 2007 is successful, Double Eagle could add as many as 30 net producing wells to the 39.5 net producing wells that we had at the end of 2006. In addition, we are eagerly waiting for results for the Straight Flush 17-1 well in Huntington Valley, Nevada. This well should be at total depth within two weeks. We are pleased to have received the Order denying a stay in the IBLA action, and we are optimistic that the continuing appeal will not be successful.”

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
John Campbell

(303)	794-8445